Exhibit 11: Statement re: Computation of Earnings Per Share

     The following shows the weighted average number of shares used in computing earnings per share and the effect on weighted average number of shares of dilutive potential common stock. Potential dilutive common stock had no effect on income available to common shareholders.

     All share amounts and dollar amounts per share have been adjusted to reflect a three-for-two stock split in the form of a stock dividend distributed on September 30, 2003.

	2003		2002

		Per Share		Per Share
Quarter Ended September 30,	Shares	Amount	Shares	Amount

Basic earnings per share	3,223,388	$0.36	3,172,653	$0.28

Effect of dilutive securities, stock options	323,201		123,284

Diluted earnings per share	3,546,589	$0.33	3,295,937	$0.27

Net Income utilized in the earnings per share calculations above:	$1,154,000		$876,000

	2003		2002

		Per Share		Per Share
Nine Months Ended September 30,	Shares	Amount	Shares	Amount

Basic earnings per share	3,197,955	$1.09	3,172,653	$0.50

Effect of dilutive securities, stock options	270,487		92,771

Diluted earnings per share	3,468,442	$1.01	3,265,424	$0.49

Net Income utilized in the earnings per share calculations above:	$3,487,000		$1,596,000